Exhibit (c)(21)

                    IN THE UNITED STATES DISTRICT COURT
                  FOR THE EASTERN DISTRICT OF PENNSYLVANIA

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 AMP INCORPORATED                :       CIVIL ACTION

         v.
                                 :
 ALLIED SIGNAL INC., et al.              No. 98-4405
                                 :
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 ALLIED SIGNAL INC.              :       CIVIL ACTION

        v.
                                 :
 AMP INCORPORATED                        No. 98-4058
                                 :
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 IN RE:  AMP SHAREHOLDER         :       CIVIL ACTION
   LITIGATION
                                 :       No. 98-4109
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                                   ORDER

           AND NOW, this 16th day of November 1998, upon consideration of the evidence presented at the November 4, 1998 hearing and Allied Signal Inc.'s ("Allied Signal") notice of compliance, by letter of the above date, the court advises that Allied Signal is in compliance with the court's October 8, 1998 Order inasmuch as each of the Allied Signal nominees has now acknowledged that, if elected as an AMP director, there would exist a fiduciary duty owed solely to AMP that can be discharged, though, only to the extent that the nominee's simultaneous duty of loyalty to Allied Signal, which will be adverse on all acquisition related issues, may permit.

           Accordingly, this court is inclined to dissolve the injunction order of October 8, 1998 and October 21, 1998 as to the consent solicitation, upon restoration of jurisdiction to enter an appropriate order.


                                   BY THE COURT:


                                   /s/ James T. Giles
                                   --------------------
                                   JAMES T. GILES, J.



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